As filed with the Securities and Exchange Commission on August 2, 2013

Registration No. 333-189006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUPERCONDUCTOR TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3663	77-0158076
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

460 Ward Drive

Santa Barbara, CA 93111-2356

(805) 690-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey A. Quiram

President and Chief Executive Officer

Superconductor Technologies Inc.

460 Ward Drive

Santa Barbara, CA 93111-2356

(805) 690-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ben D. Orlanski, Esq. Matthew S. O’Loughlin, Esq. Manatt, Phelps & Phillips, LLP 11355 West Olympic Blvd. Los Angeles, California 90064 (310) 312-4000 (310) 312-4224 — Facsimile	Michael F. Nertney, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 (212) 370-1300 (212) 370-7889 — Facsimile

(Approximate date of commencement of proposed sale to the public) As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value
Warrants to purchase Common Stock (2)	—	—
Common Stock issuable upon exercise of Warrants to purchase Common Stock (3)
Total	$45,000,000	$6,138(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(4)	$4,092 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 2, 2013

PRELIMINARY PROSPECTUS

$12,000,000 of Common Stock

Warrants to Purchase Common Stock

(                 shares of Common Stock Underlying the Warrants)

We are offering $12,000,000 of shares of our common stock and warrants to purchase up to                      shares of our common stock (and the shares of common stock that are issuable from time to time upon exercise of the warrants). Each share of common stock is being sold together with a Term A warrant to purchase one share of our common stock at an exercise price of $         per share and a Term B warrant to purchase one-half of a share of our common stock at an exercise price of $             per share. The shares of common stock and Term A and Term B warrants are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.9% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of the shares of our common stock that would result in ownership in excess of 9.9%, pre-funded warrants to purchase such excess shares of our common stock. The purchase price for each such pre-funded warrant would equal the per share public offering price for the common stock in this offering less the $0.01 per share exercise price of each such pre-funded warrant, and the exercise price of these pre-funded warrants would equal $0.01 per share. Each pre-funded warrant is being sold together with the same warrants described above being sold with each share of common stock. The pre-funded warrants and Term A and Term B warrants are immediately separable and will be issued separately in this offering.

Our common stock is currently listed on the NASDAQ Capital Market under the symbol “SCON.” On July 31, 2013, the reported closing price per share of our common stock was $2.65. The warrants will not be listed on any national securities exchange.

Investing in our securities involves a high degree of risks. See “Risk Factors” beginning on page 11 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre- Funded Warrant	Per Term A and Term B Warrant	Total
Public offering price	$	$	$	$
Underwriting discounts and commissions (1)	$	$	$	$
Proceeds to us (before expenses)	$	$	$	$

(1)

We have agreed to reimburse the underwriter for certain of its expenses. In addition, we have agreed to issue to the underwriter warrants to purchase our common stock. See “Underwriting” on page 31 of this prospectus for a description of the compensation payable to the underwriter.

Delivery of the shares and warrants will take place on or about                 , 2013, subject to satisfaction of certain conditions.

Ladenburg Thalmann & Co. Inc.

The date of this prospectus is , 2013.

Superconductor Technologies Inc. ("STI"), Superconductor Technologies Inc., headquartered in Austin, TX, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies to develop energy efficient, cost-effective and high performance superconducting wire for existing and emerging power applications.

Total Addressable Smart Grid Market

Innovation Powered by STI's Conductus® Superconducting Wire

GENERATION
Rotating Machines
Motors & Generators

- Offers significant size reductions and increased performance over conventional technologies
- Motors and generators utilize 10's to 100's of Km of HTS wire per device

DISTRIBUTION
High Power Transmission & Distribution Cable

- 10X power capacity of conventional cable
- 100's of kilometer length HTS wire pieces are used in a single cable

STORAGE
Magnetic Energy Storage

- Enhances the capacity and reliability of stability-strained utility grids

CONVERSION
Fault Current Limiters & Transformers

- Superior protection; increases reliability, survivability, and minimized power recovery time
- Short lengths of HTS wire are formed into 100's of coils stacked into a conductor bank

END USE
High Field Magnets
Medical (MRI), Lab (NMR) and Research (Accelerator)

- Enhanced imaging performance with HTS wire for high field devices

STI
CONDUCTUS CONDUCTUS CONDUCTUS CONDUCTUS CONDUCTUS

STI®
SUPERCONDUCTOR TECHNOLOGIES INC.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriter has not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Superconductor Technologies Inc.’s business, financial condition, results of operations and prospects may have changed since such dates.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, the terms “Superconductor Technologies Inc.,” the “Company,” “we,” “us,” “our” and similar terms used in this prospectus refer to Superconductor Technologies Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and may incorporate by reference, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. These forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our business strategy, future commercial revenues, market growth, capital requirements, new product introductions, expansion plans and the adequacy of our funding. Other statements contained in this prospectus that are not historical facts are also forward-looking statements. We have tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend” “plan,” “believe,” “seek,” “estimate” and other comparable terminology. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections.

Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	our limited cash and a history of losses;

•	our ability to raise sufficient capital to fund our operations, and the impact on our strategic initiatives of any inability to raise such funds;

•	the impact of any such financing activity on the level of our stock price;

•	our limited number of potential customers;

•	decreases in average selling prices for our products;

•	rapidly advancing technology in our target markets;

•	our need to overcome additional technical challenges in attaining milestones to develop and manufacture commercial lengths of our Conductus® HTS wire;

•	customer acceptance of our HTS wire;

•	the impact of competitive products, technologies and pricing;

i

•	the limited number of suppliers for some of our components;

•	no significant backlog from quarter to quarter;

•	fluctuations in sales and product demand from quarter to quarter, which can be significant;

•	our proprietary rights, while important to our business, are difficult and costly to protect;

•	manufacturing capacity constraints and difficulties;

•	cost and uncertainty from compliance with environmental regulations; and

•	local, regional, and national and international economic conditions and events, and the impact they may have on us and our customers.

We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this prospectus or the documents incorporated by reference herein or therein, or those that we may make orally or in writing from time to time, are based upon management’s beliefs and assumptions and are made based on information available to us as of the time made and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section contained in this prospectus, and our consolidated financial statements and the related notes and the other documents incorporated by reference into this prospectus.

Business Overview

We are a leading company in high temperature superconductor (HTS) materials and related technologies and have a strategic focus on the commercialization of second generation HTS (2G HTS) wire for “Smart Grid” and other power applications. HTS materials have the unique ability to conduct various signals or energy (e.g., electrical current or radio frequency (RF) signals) with little or no resistance when cooled to “critical” temperatures. Electric currents that flow through conventional conductors encounter resistance that requires power to overcome and generates heat. HTS materials can substantially improve the performance characteristics of electrical systems, reducing power loss, lowering heat generation and decreasing electrical noise. Commercial use of HTS materials requires a number of cutting edge technologies, including development of HTS materials, specialized manufacturing expertise to create uniform thin layers of these materials, and technologies to maintain an extremely low temperature environment for HTS applications (although the critical temperatures for HTS materials are “high” compared with traditional superconductors, they are still extremely cold by other standards).

Market Overview

The electric power industry is facing many challenges that threaten the ability of utilities and other electricity providers to deliver reliable and efficient power. Electricity providers in industrialized nations are struggling to replace an aging grid infrastructure while keeping pace with the addition of new alternative energy sources and managing increasing electricity demand. In emerging nations, electricity demand and the need for additional grid infrastructure is increasing. Electricity providers are focused on providing “future-proof” technologies that provide efficient, reliable and cost effective power. Due to these and many other challenges facing electricity providers, infrastructure enhancements are planned to improve the safety, reliability and survivability of electric power systems. These enhancements are focused on creating a decentralized Smart Grid by enabling real-time management, improving power transmission and distribution efficiency, and reducing carbon emissions through renewable energy.

A number of existing and emerging power equipment solutions are required for energy generation, storage, and transmission and distribution improvement. Conventional equipment is inherently inefficient compared to emerging technologies because the conventional power infrastructure is typically copper-based in the form of stranded copper wire used in power cables, coils for circuit breakers, transformers, motors and generators. Using copper as the conductor has limitations that include lower power density and inefficiency. The power density limitation of copper increases the amount of wire required to support high current. The higher the current the larger the amount of copper needed, increasing size and weight. We believe that conventional equipment cannot adequately support the new Smart Grid infrastructure or the increased power demand. Advanced transmission and distribution technologies are necessary to enhance Smart Grid efficiency, real-time management, throughput, and reliability.

Existing, centralized power grids utilizing legacy, copper-based systems are prime targets for change through disruptive technology. New, emerging, economical, high performance superconducting technologies have become a viable alternative to conventional, copper-based solutions by providing unique benefits targeting Smart Grid infrastructure improvement. Superconductivity is an exceptional characteristic of certain materials to exhibit no electrical resistance when cooled to very low temperatures. Without resistance, superconducting wire has been shown to carry many times the current of an equivalent size of copper wire. Superconducting power devices are extremely efficient, providing an efficiency rating of 95 to 99%. These attributes can translate into significant reductions of cost, size and weight for motors, generators and power cables.

We believe that superconducting technologies will play a crucial role in the electric power industry: from power generation (including offshore superconducting wind turbine generators) to transmission and distribution (including high power superconducting cables, superconducting fault current limiters (SFCLs), superconducting magnetic energy storage (SMES), and superconducting transformers) and device use (including superconducting industrial motors, generators and condensers). Rapid technology development, proof of concept demonstrations and limited commercial deployments are underway for all of these superconducting power applications. HTS wire may replace conventional copper and aluminum conductors to help create distributed grid architecture. This would relieve many stranded grid assets and provide an efficient, adaptive or “self-healing” grid architecture that is well suited for the future Smart Grid. According to a 2012 report by the Korean Industries Confederation for Commercialization of Superconductivity, or the 2012 Report, the global market for superconducting devices is forecast to increase from $24.5 billion in 2015 to over $113 billion in 2050. We believe a material portion of this global market for superconducting devices will consist of sales of second generation HTS wire, or 2G HTS wire, for applications in generation, distribution, storage, conversion and end-use devices. We seek to supply 2G HTS wire to each of these sub-markets within the global market for superconducting devices. For example, the 2012 Report forecasts that by 2015 the sub-market for HTS power cable, the primary component of which is HTS wire, will be $9.9 billion. We believe that the market for the HTS wire within the power cable sub-market will exceed $1 billion by 2015. In addition to this opportunity in the power cable sub-market (which we refer to as the distribution sub-market), we believe that meaningful market opportunities exist for sales of our 2G HTS wire within each of the other sub-markets (generation, storage, conversion and end-use devices) comprising the overall global superconducting device market.

Total Addressable Market (TAM) for Superconducting Devices

Strategic Initiatives

We are leveraging our leadership in superconducting technologies, extensive intellectual property, and High Temperature Superconducting (HTS) manufacturing expertise to develop and produce Conductus® superconducting wire; giving STI access to attractive opportunities in high growth markets. Our novel, cost-effective superconducting growth technique, which has been improved over the last decade in full production within our wireless business, offers a strong competitive advantage when applied in the production of our Conductus® 2G HTS wire. This critical experience allows us to minimize our time to market and increase wire performance, while at the same time leverages our proven, high-yield and low-cost manufacturing process. Our Conductus® 2G HTS wire development roadmap is carefully aligned with market opportunities: including HTS power cables, superconducting fault current limiters and superconducting rotating machines like motors and generators.

In 2010, our strategic direction shifted from producing HTS wireless devices to the development of Conductus® 2G HTS wire. The current HTS wireless electronics infrastructure market is forecast as low growth, while HTS wire markets are expected to be large for the foreseeable future. Our goal by the end of 2013 is to produce commercial grade, high-performance Conductus® 2G HTS wire. Our strategy is to deploy kilometer length HTS wire production capability that will meet multiple customer specifications in 2014 to secure near-term revenue. We plan to increase our manufacturing volume to track anticipated market demand in 2014-2016.

Company History of Superconducting Innovation

While substantial production and business challenges remain before our anticipated commercial product launch, we believe we have made, and continue to make, significant technical and commercial progress. In 2012, we demonstrated industry leading performance in current density for our Conductus® HTS wire, attaining a critical performance milestone for HTS power cable applications. A number of potential customers, who are leading multi-national industrial companies, have tested and qualified our wire for other demanding grid device applications. We have a number of product requests for delivery of Conductus® HTS wire for evaluation and qualification. In the first quarter of 2013, we completed the installation of our pilot production HTS wire manufacturing equipment in our new Advanced Manufacturing Center of Excellence (AMCE) in Austin, Texas. Requests from customers for our wire to complete product evaluations continues to grow as our wire has now been tested and approved for use in the following target applications: HTS power cables, superconducting high-field magnets, SFCLs, and superconducting motors and generators.

Conductus® HTS Wire Development Milestones

Our Wireless Business

In addition to our core strategic initiative relating to our Conductus® HTS wire platform, we also have on-going business activities relating to RF filters and cryocoolers.

RF Filters. Conventional RF filters are fabricated primarily from aluminum blocks with hollow cavities, resonators, and tuning elements incorporated to make a frequency specific filter. Our filter structures resemble a circuit on a semiconductor using a circuit that is etched into HTS materials that are deposited on a wafer. Our unique and innovative circuits allow us to utilize the characteristics of the HTS materials for this application. We have also developed unique tuning methods that allow us to produce a frequency specific filter. We have also contributed some specialized intellectual property in exchange for a minority ownership position in Resonant LLC, a company formed to commercialize our innovative Reconfigurable Resonance™ technology for the mobile communication products industry.

Cryocoolers. HTS circuits need to be cooled to the critical temperature that enables the superconducting properties of the materials to be utilized. To meet this need, we developed a unique cryocooler that can efficiently and reliably cool the circuit to the critical temperature (77 degrees Kelvin). As a result, our wireless products are maintenance free and reliable enough to be deployed for many years.

Our current revenue comes from the manufacture and sale of high performance infrastructure products for wireless communication applications. We have three current product lines, SuperLink®, AmpLink®, and SuperPlex; all of which relate to wireless base stations. We sell most of our current commercial products to a small number of wireless carriers in the United States, including AT&T and Verizon Wireless. We derived 96% of our commercial product revenues from Verizon Wireless and AT&T in 2012 and 2011. Demand for wireless communications equipment fluctuates dramatically and unpredictably and recently demand for our products has been trending downward. The wireless communications infrastructure equipment market is extremely competitive and is characterized by rapid technological change, new product development, product obsolescence, evolving industry standards and price erosion over the life of a product. We face constant pressures to reduce prices. Consequently, we expect the average selling prices of our products will continue decreasing over time. We expect these trends to continue and they may cause significant fluctuations in our quarterly and annual revenues. Our commercial operations are subject to a number of significant risks. See “Risk Factors.”

Our Competitive Advantage

We consider our unique manufacturing systems to be the critical success factor for our Conductus® wire business plan and competitive positioning. We have developed a proprietary Reactive Co-Evaporation and Cyclical Deposition Reaction (RCE-CDR) deposition technique that allows us to precisely control growth rates, the relative proportions of metals and the chamber temperature. The process further allows us to precisely control and make the refinements necessary for high-yield, high-output manufacturing. Utilizing this tightly controlled process and revolutionary RCE-CDR deposition method we increased production yield of our Rare Earth Barium Copper Oxide (ReBCO) wafers to 99.5%. In addition, because we can control the factors that determine the structure of the HTS crystal being grown, we are able to make innovative changes to the crystal to optimize its performance for various applications. We have been adapting this proprietary manufacturing process to the production of 2G HTS wire over the past several years.

Our Proprietary Technology

Our development efforts over the last 25 years have yielded an extensive patent portfolio as well as critical trade secrets, unpatented technology and proprietary knowledge. We enter into confidentiality and non-disclosure agreements with our employees, suppliers and consultants to protect our proprietary information. Like almost all technology companies, we remain subject to a number of risks related to our ability to protect our proprietary technology. Our development efforts (including those described above under Strategic Initiatives) can take a significant number of years to commercialize, and we must overcome significant technical barriers and deal with other significant risks. See “Risk Factors.”

Our Corporate Information

Our executive offices are located at 9101 Wall Street, Austin, Texas 78754 and at 460 Ward Drive, Santa Barbara, California 93111, and our telephone number is (805) 690-4500. We were incorporated in Delaware on May 11, 1987. Additional information about us is available on our website at www.suptech.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of or incorporated into this prospectus. Our common stock is currently traded on the NASDAQ Capital Market under the symbol “SCON.”

Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page 11 of this prospectus, as well as other information included or incorporated by reference into this prospectus, including our consolidated financial statements and the notes thereto, before making an investment decision.

The Offering

The following summary contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock and the warrants, please refer to the sections of this prospectus titled “Description of Capital Stock” and “Description of Securities We Are Offering.”

Common stock offered by us	$12,000,000 of shares of common stock. Each share of common stock is being sold together with a Term A warrant to purchase one share of our common stock and a Term B warrant to purchase one-half of a share of our common stock.

Pre-funded warrants offered by us	If the issuance of shares of our common stock to a purchaser in this offering would result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.9% of our outstanding common stock following the consummation of this offering, then such purchaser may purchase, in lieu of the shares of our common stock that would result in such excess ownership, a warrant to purchase shares of our common stock for a purchase price per share of common stock subject to such warrant equal to the per share public offering price for the common stock in this offering less the $0.01 per share exercise price of such warrant. Each pre-funded warrant will have an exercise price of $0.01 per share, will be exercisable upon issuance and will expire five years from the date of issuance. Purchasers of these pre-funded warrants would also receive the Term A and Term B warrants as if such purchasers were buying shares of our common stock in this offering. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of these pre-funded warrants.

Term A and Term B warrants offered by us	Warrants to purchase up to shares of our common stock including Term A warrants and Term B warrants. Each warrant will have an exercise price of $ per share, will be exercisable upon issuance. The Term A warrants will expire five years from the date of issuance and the Term B warrants will expire two years from the date of issuance. These warrants contain a price-based anti-dilution adjustment mechanism which provides that if we sell shares of our common stock or common stock equivalents at an effective per share price less than the then exercise price of the Term A and Term B warrants, that the exercise price of the Term A and Term B warrants will be reset to such lower price. This feature will terminate when the volume weighted average price of our common stock as reported by our principal trading market exceeds 300% of the then exercise price of the warrant for thirty consecutive trading days and does not apply to certain exempt issuances, including, in certain circumstances, issuances under equity incentive plans, securities issued upon exercise or conversion of existing securities or securities issued in connection with acquisitions or strategic transactions. The pre-funded warrants do not include this price-based anti-dilution adjustment mechanism. This prospectus also relates to the offering of shares of common stock issuable upon exercise of the Term A and Term B warrants.

Common stock to be outstanding immediately after this offering	shares of common stock (1)(2)

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes. General corporate purposes may include capital expenditures. See “Use of Proceeds.”

Market for our common stock	Our common stock is quoted and traded on the NASDAQ Capital Market under the symbol “SCON.”

No Market for Warrants	There is no established public trading market for our warrants, and we do not intend to apply to list the warrants on any securities exchange or automated quotation system

(1)	The number of shares of common stock outstanding immediately after the closing of this offering is based on 4,751,284 shares of common stock outstanding as of June 29, 2013, and, as of that date, excluded:

•

447,100 shares of our common stock issuable upon conversion of the 536,520 shares of outstanding Series A Convertible Preferred Stock, or Series A Preferred Stock (the conversion of our Series A Preferred Stock is subject to certain limitations. See “Description of Capital Stock – Preferred Stock – Series A Convertible Preferred Stock” on page 27 of this prospectus);

•	137,534 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $35.56 per share; and

•	443,409 shares of our common stock issuable upon exercise of warrants at a weighted average exercise price of $15.58 per share.
(2)	Excludes the shares of common stock that may be issued under the warrants to be issued in this offering.

Recent Events

In June 2013 we announced that Resonant Inc., a spin-out from Superconductor Technologies Inc., raised $7 million from outside investors in a private placement. Resonant was spun-out in July 2012 to leverage Reconfigurable Resonance™ (RcR) technology developed by the Company for advanced wireless applications. This funding enables Resonant to continue to commercialize RcR technology for the rapidly growing mobile communications industry. After the June 2013 investment, Resonant’s management and new investors own the majority of equity and equity equivalents, and we hold a convertible note that would represent a minority position in Resonant’s fully diluted equity on an as converted basis. While we remain highly focused on our 2G HTS wire program, we will also continue to pursue alternatives, such as the Resonant spin-out, to extract value from our substantial intellectual properties unrelated to our 2G HTS wire. In connection with the spin out, we contributed patents to Resonant to form a company to assist mobile device manufacturers as they attempt to keep up with the growth of mobile data demand from next generation mobile devices and we also contributed a product development agreement with a global leader in mobile communications products to bring to market RcR technology. Resonant was founded as a company separate from Superconductor Technologies Inc. and is controlled by its own board and management.

On March 11, 2013, we effected a 1-for-12 reverse stock split of our common stock, or the Reverse Stock Split. As a result of the Reverse Stock Split, every twelve shares of our pre-Reverse Stock Split common stock were combined and reclassified into one share of our common stock. The Reverse Stock Split did not change the authorized number of shares or the par value of our common stock. Certain of the information contained in the documents incorporated by reference in this prospectus present information on our common stock on a pre-Reverse Split basis.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

You should read the summary selected consolidated financial information presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our financial statements and the notes to those consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus.

The following tables set forth selected consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2012 and at and for the three month periods ending March 30, 2013 and March 31, 2012.

The summary statement of operations data for the years ended December 31, 2012, 2011 and 2010, and the summary statement of financial condition data as of December 31, 2012 and 2011, have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus. The summary statement of operations data for the years ended December 31, 2009 and 2008 and the summary statement of financial condition data as of December 31, 2010, 2009 and 2008 have been derived from our audited consolidated financial statements that are not included nor incorporated by reference into this prospectus.

	Three Months Ended March 30, 2013 and March 31, 2012		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Amounts and numbers in thousands, except per share amounts)
Statement of Operations Data:
Net revenues:
Net commercial product revenues	$776	$344	$3,237	$3,416	$6,548	$7,239	$6,768
Government and other contract revenues	—	55	222	83	1,999	3,577	4,525

Total net revenues	776	399	3,459	3,499	8,547	10,816	11,293
Costs and expenses:
Cost of commercial product revenues	226	844	3,850	5,434	7,732	9,102	8,911
Cost of government and other contract revenues	—	52	165	79	1,180	2,552	3,649
Other research and development	1,438	1,161	5,030	5,325	5,067	4,399	3,394
Selling, general and administrative	1,345	1,348	5,440	6,322	6,684	6,925	8,151
Restructuring expenses and impairment charges	—	—	—	—	—	—	141

Total costs and expenses	3,009	3,405	14,485	17,160	20,663	22,978	24,246

Loss from operations	(2,233)	(3,006)	(11,026)	(13,661)	(12,116)	(12,162)	(12,953)
Other income (expense), net	(175)	18	98	278	148	(817)	252

Net loss	$(2,408)	$(2,988)	$(10,928)	$(13,383)	$(11,968)	$(12,979)	$(12,701)

Basic and diluted net loss per common share (1)	(0.58)	(1.01)	(3.34)	(5.05)	(6.15)	(7.85)	(9.29)

Weighted average number of shares outstanding (1)	4,152	2,965	3,269	2,652	1,945	1,654	1,367

	March 30, 2013 and March 31, 2012		December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Amounts and numbers in thousands, except per share amounts)
Balance Sheet Data:
Cash and cash equivalents	$1,656	$9,530	$3,634	$6,165	$6,069	$10,365	$7,569
Working capital	1,132	9,143	3,059	7,161	7,655	12,557	12,253
Total assets	9,952	11,455	12,029	12,949	12,569	18,126	19,358
Long-term debt, including current portion	663	593	674	628	608	576	521
Total stockholders’ equity	$8,050	$15,001	$10,292	$11,175	$10,896	$16,241	$17,552

(1)	All per share information (other than information as of March 30, 2013) has been retroactively adjusted to reflect the 1-for-12 reverse stock split of our common stock that was effective on March 11, 2013.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as those risks described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each contained in our most recent Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the SEC and is incorporated herein by reference in its entirety, as well as other information in this prospectus or in any other documents incorporated by reference. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

Risks Related to Our Business

We have a history of losses and may never become profitable.

In each of our last five years, we have experienced significant net losses and negative cash flows from operations. For the three-month period ended March 30, 2013, we incurred a net loss of $2.4 million and had negative cash flows from operations of $1.8 million. In 2012, we incurred a net loss of $10.9 million and had negative cash flows from operations of $8.2 million. In 2011, we incurred a net loss of $13.4 million and had negative cash flows from operations of $10.0 million. Our independent registered public accounting firm has included in its audit reports an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. If we fail to increase our revenues, we may not achieve and maintain profitability and may not meet our expectations or the expectations of financial analysts who report on our stock.

We need to raise additional capital, and if we are unable to raise capital our ability to implement our current business plan and ultimately our viability as a company could be adversely affected.

At March 30, 2013 and December 31, 2012, we had $1.7 million and $3.6 million, respectively, in cash and cash equivalents. Our cash resources will not be sufficient to fund our business for at least the next twelve months. We believe the key factors to our future liquidity will be our ability to successfully use our expertise and our technology to generate revenues in various ways, including commercial operations, joint ventures and licenses. Because of the expected timing and uncertainty of these factors, we will need to raise funds to meet our working capital needs.

Additional financing may not be available on acceptable terms or at all. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock and could also require that we issue warrants in connection with sales of our stock. If we cannot raise any needed funds, we might be forced to make further substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.

Our strategic initiative to develop a new wire platform may not prove to be successful.

We have spent a considerable amount of resources in developing a new wire platform for power applications. Substantial technical and business challenges remain before we have a commercially successful product introduction. We may not be able to overcome these challenges in a timely or cost effective manner, if at all. Such a failure could adversely impact our prospects, liquidity, stock price and carrying value of our fixed assets.

There are numerous technological challenges that must be overcome in order for our Conductus HTS wire to become commercially successful and our ability to address such technological challenges may adversely affect our ability to gain customers.

Our superconducting wire product is in the middle stages of development, and in the early stages of commercialization. There are a number of technological challenges to overcome for broad commercialization of HTS wire. First, the current HTS wire market is supply constrained. Current producers cannot manufacture sufficient wire to meet demand; customers cannot purchase long-length wire with any reasonable confidence or guaranteed volume; and electric utilities and other electricity providers lack confidence in product availability which leads to delays in their deployment roadmap. Secondly, HTS wire performance is currently below what many customers require. Many power applications require high performance wire with high current carrying capacity, mechanical durability, electrical integrity with low AC losses and minimal splices. Producing high performance HTS wire has proven difficult, especially at volumes required for large scale deployment. Thirdly, high demand for premium performance wire available in very low volume results in a high wire price that narrows the market and limits commercial viability. Delays in our HTS wire development, as a result of technological challenges or other factors, may result in the introduction or commercial acceptance of our HTS wire products later than expected.

The commercial uses of superconducting wire and superconducting wire related products are limited today, and a broad commercial market may not develop.

Even if the technological hurdles are overcome, there is no certainty that a robust commercial market for unproven HTS wire products will come to fruition. To date, commercial use of HTS wire has been limited to small feasibility demonstrations, and these projects are largely subsidized by government authorities. While customer demand is high and market forecasts project large revenue opportunity for superconducting wire in power applications, the market may not develop and superconducting wire might never achieve long term, broad commercialization. In such an event, we would not be able to commercialize our HTS wire initiative and our business could be adversely impacted.

We have limited experience marketing and selling superconducting wire products, and our failure to effectively market and sell our superconducting wire solutions would lower our revenue and cash flow.

We have little experience marketing and selling our superconducting wire. Once our superconducting wire is ready for commercial use, we will have to hire and develop a marketing and sales team that will effectively demonstrate the advantages of our product over both more traditional products and competing superconducting products or other adjacent technologies. We may not be successful in our efforts to market this new technology.

We rely on a small group of customers for the majority of our commercial wireless revenues, and the loss of any one of these customers could adversely affect our business.

We sell most of our wireless products to a small number of wireless carriers. We derived 96% of our commercial product revenues from Verizon Wireless and AT&T in 2012 and 2011. This is up from 92% in 2010.

Demand for wireless communications equipment fluctuates dramatically and unpredictably and recently has been trending downward. As a result of this downward trend, we have managed our inventory to historically low levels, which may result in longer delivery lead times, which may not be acceptable to our customers. If this downward trend continues we may be compelled to refocus our manufacturing away from wireless products altogether

In addition, the market for HTS wire would also consist of a small number of customers and would face similar challenges to those we face in our wire business.

We expect decreases in average selling prices, requiring us to reduce product costs in order to achieve and maintain profitability.

We face pressure to reduce prices and accordingly, the average selling price of our existing products has decreased over the years. We anticipate customer pressure on our product pricing will continue for the foreseeable future. In our HTS wire initiative, wire is currently being sold at $250- 400/kiloampere-meter (kA-m). At this price, HTS wire represents more than half the cost of the end device. A price reduction is required for long term commercialization. Cryogenic systems, including cryocoolers and cryostats, have been developed but will also need to be cost optimized as HTS wire becomes available in volume. We have plans to further reduce the manufacturing cost of our products, but there is no assurance that our future cost reduction efforts will keep pace with price erosion. We will need to further reduce our manufacturing costs through engineering improvements and economies of scale in production and purchasing in order to achieve adequate gross margins. We may not be able to achieve the required product cost savings at a rate needed to keep pace with competitive pricing pressure. Additionally, we may be forced to discount future orders or may never reach commercial viability. If we fail to reach our cost saving objectives or we are required to offer future discounts, our business may be harmed.

We face competition with respect to various aspects of our technology and product development.

Our current wireless products compete on the basis of performance, functionality, reliability, pricing, quality, and compliance with industry standards. With respect to our HTS materials, we compete with American Superconductor, SuperPower, SuNam, and THEVA, among others. Our current and potential competitors with respect to our wireless business include conventional RF filter manufacturers, including Alcatel-Lucent, Powerwave, and RFS and both established and newly emerging companies developing similar or competing HTS technologies. In addition, we currently supply components and license technology to several companies that may eventually decide to manufacture or design their own HTS components, rather than purchasing or licensing our technology. If we are unable to compete successfully against our current or future competitors, then our business and results of operations will be adversely affected.

We may not be able to compete effectively against alternative technologies.

Our products also compete with a number of alternative approaches and technologies. Some of these alternatives may be more cost effective or offer better performance than our products and we may not succeed in competing against these alternatives.

We currently rely on specific technologies and may not successfully adapt to the rapidly changing market environments.

We must overcome technical challenges to commercialize our HTS wire. If we are able to so, we will need to attain customer acceptance of our HTS wire, and we cannot ensure that such acceptance will occur. We will have to continue to develop and integrate advances to our core technologies. We will also need to continue to develop and integrate advances in complementary technologies. We cannot guarantee that our development efforts will not be rendered obsolete by research efforts and technological advances made by others. Wireless telecommunication equipment is characterized by rapidly advancing technology. Our wireless business success depends upon our ability to keep pace with advancing wireless technology, including materials, processes and industry standards.

We experience significant fluctuations in sales and operating results from quarter to quarter.

Our quarterly results fluctuate due to a number of factors, including:

•	the lack of any contractual obligation by our customers to purchase their forecasted demand for our products;

•	variations in the timing, cancellation, or rescheduling of customer orders and shipments; and

•	high fixed expenses that may disproportionately impact operating expenses, especially during a quarter with a sales shortfall.

The nature of our business requires that we promptly ship products after we receive orders. This means that we typically do not have a significant backlog of unfilled orders at the start of each quarter. Our major customers generally have no contractual obligation to purchase forecasted amounts and may cancel orders, change delivery schedules or change the mix of products ordered with minimal notice and minimal penalty. As a result of these factors, we may not be able to accurately predict our quarterly sales. Any shortfall in sales relative to our quarterly expectations or any delay of customer orders would adversely affect our revenues and results of operations.

Order deferrals and cancellations by our customers, declining average sales prices, changes in the mix of products sold, increases in inventory and finished goods, delays in the introduction of new products and longer than anticipated sales cycles for our products have, in the past, adversely affected our results of operations. Despite these factors, we maintain significant finished goods, work-in-progress and raw materials inventory to meet estimated order forecasts. If our customers purchase less than the forecasted amounts or cancel or delay existing purchase orders, there will be higher levels of inventory that face a greater risk of obsolescence. If our customers desire to purchase products in excess of the forecasted amounts or in a different product mix, there may not be enough inventory or manufacturing capacity to fill their orders.

Due to these and other factors, our past results may not be reliable indicators of our future performance in our wireless business, and has no predictive value as to our HTS wire initiative. Future revenues and operating results may not meet the expectations of stock analysts and investors. In either case, the price of our common stock could be materially adversely affected.

We depend on the capital spending patterns of our customers, and if capital spending is decreased or delayed, our business may be harmed.

Any substantial decrease or delay in capital spending patterns from our customers may harm our business. Demand from customers for our products depends to a significant degree upon the amount and timing of capital spending by these customers for constructing, rebuilding or upgrading their systems. Their capital spending patterns depend on a variety of factors, including access to financing, the status of federal, local and foreign government regulation and deregulation, overall demand, competitive pressures and general economic conditions. In addition, capital spending patterns can be subject to some degree of seasonality, with lower levels of spending in the first and third calendar quarters, based on annual budget cycles.

The current worldwide uncertainty may adversely affect our business, operating results and financial condition.

The United States and global economies continue to experience a financial downturn, with some financial and economic analysts predicting that the global economy may be entering into a prolonged economic downturn characterized by high unemployment, limited availability of credit, increased rates of default and bankruptcy and decreased consumer and business spending. These developments could negatively affect our business, operating results and financial condition in a number of ways. For example, current or potential customers may delay or decrease spending with us or may not pay us, or may delay paying us for previously purchased products. In addition, this downturn has had, and may continue to have, an unprecedented negative impact on the global credit markets. Credit has tightened significantly, resulting in financing terms that are less attractive to borrowers, and in many cases, the unavailability of certain types of debt financing. If this crisis continues or worsens, and if we are required to obtain financing in the near term to meet our working capital or other business needs, we may not be able obtain that financing. Further, even if we are able to obtain the financing we need, it may be on terms that are not favorable to us, with increased financing costs and restrictive covenants.

Our reliance on a limited number of suppliers and the long lead time of components for our products could impair our ability to manufacture and deliver our systems on a timely basis.

A number of components used in our products are available from a limited number of outside suppliers due to unique designs as well as certain quality and performance requirements. There are components that we source from a single vendor due to the present volume. In addition, key components of our conventional products are manufactured by a sole foreign manufacturer. Our reliance on sole or limited source suppliers involves certain risks and uncertainties, many of which are beyond our control. These include the possibility of a shortage or the discontinuation of certain key components. Any reduced availability of these parts or components when required could impair our ability to manufacture and deliver our systems on a timely basis and result in the delay or cancellation of orders, which could harm our business.

In addition, the purchase of some of our key components involves long lead times and, in the event of unanticipated increases in demand for our solutions, we may be unable to obtain these components in sufficient quantities to meet our customers’ requirements. We do not have guaranteed supply arrangements with any of these suppliers, do not maintain an extensive inventory of parts or components and customarily purchase sole or limited source parts and components pursuant to purchase orders. Business disruptions, quality issues, production shortfalls or financial difficulties of a sole or limited source supplier could materially and adversely affect us by increasing product costs, or eliminating or delaying the availability of such parts or components. In such events, our inability to develop alternative sources of supply quickly and on a cost-effective basis could impair our ability to manufacture and deliver our systems on a timely basis and could harm our business.

Our reliance on a limited number of suppliers exposes us to quality control issues.

Our reliance on certain single-source and limited-source components exposes us to quality control issues if these suppliers experience a failure in their production process or otherwise fail to meet our quality requirements. A failure in single-source or limited-source components or products could force us to repair or replace a product utilizing replacement components. If we cannot obtain comparable replacements or effectively return or redesign our products, we could lose customer orders or incur additional costs, which could have a material adverse effect on our gross margins and results of operations.

Our ability to protect our patents and other proprietary rights is uncertain, exposing us to possible losses of competitive advantage.

Our efforts to protect our proprietary rights may not succeed in preventing infringement by others or ensure that these rights will provide us with a competitive advantage. Pending patent applications may not result in issued patents and the validity of issued patents may be subject to challenge. Third parties may also be able to design around the patented aspects of the products. Additionally, certain of the issued patents and patent applications are owned jointly with third parties. Because any owner or co-owner of a patent can license its rights under jointly-owned patents or applications, inventions made by us jointly with others are not subject to our exclusive control. Any of these possible events could result in losses of competitive advantage.

We depend on specific patents and licenses to technologies, and we will likely need additional technologies in the future that we may not be able to obtain.

We utilize technologies under licenses of patents from others for our products. These patents may be subject to challenge, which may result in significant litigation expense (which may or may not be recoverable against future royalty obligations). Additionally, we continually try to develop new products, and, in the course of doing so, we may be required to utilize intellectual property rights owned by others and may seek licenses to do so. Such licenses may not be obtainable on commercially reasonable terms, or at all. It is also possible that we may inadvertently utilize intellectual property rights held by others, which could result in substantial claims.

Intellectual property infringement claims against us could materially harm results of operations.

Our products incorporate a number of technologies, including high-temperature superconductor technology, technology related to other materials, and electronics technologies. Our patent positions, and that of other companies using high-temperature superconductor technology, is uncertain and there is significant risk that others, including our competitors or potential competitors, have obtained or will obtain patents relating to our products or technologies or products or technologies planned to be introduced by us.

We believe that patents may be or have been issued, or applications may be pending, claiming various compositions of matter used in our products. We may need to secure one or more licenses of these patents. There can be no assurances that such licenses could be obtained on commercially reasonable terms, or at all. We may be required to expend significant resources to develop alternatives that would not infringe such patents or to obtain licenses to the related technology. We may not be able to successfully design around these patents or obtain licenses to them and may have to defend ourselves at substantial cost against allegations of infringement of third party patents or other rights to intellectual property. In those circumstances, we could face significant liabilities and also be forced to cease the use of key technology.

Other parties may have the right to utilize technology important to our business.

We utilize certain intellectual property rights under non-exclusive licenses or have granted to others the right to utilize certain intellectual property rights licensed from a third party. Because we may not have the exclusive rights to utilize such intellectual property, other parties may be able to compete with us, which may harm our business.

Because competition for target employees is intense, we may be subject to claims of unfair hiring practices, trade secret misappropriation or other related claims.

Companies in the wireless telecommunications and HTS wire industries whose employees accept positions with competitors frequently claim that competitors have engaged in unfair hiring practices, trade secret misappropriation or other related claims. We may be subject to such claims in the future as we seek to hire qualified personnel, and such claims may result in material litigation. If this should occur, we could incur substantial costs in defending against these claims, regardless of their merits.

Our success depends on the attraction and retention of senior management and technical personnel with relevant expertise.

As a competitor in a highly technical market, we depend heavily upon the efforts of our existing senior management and technical teams. The loss of the services of one or more members of these teams could slow product development and commercialization objectives. Due to the specialized nature of our products, we also depend upon our ability to attract and retain qualified technical personnel with substantial industry knowledge and expertise. Competition for qualified personnel is intense, and we may not be able to continue to attract and retain qualified personnel necessary for the development of our business.

Regulatory changes could substantially harm our business.

Certain regulatory agencies in the United States and other countries set standards for operations within their territories. Equipment marketed for use within their territories must meet specific technical standards. Our ability to sell our products is impacted by regulatory changes and requirements and depends on the ability of our customers to obtain and retain the necessary approvals and licenses. HTS wire is subject to a regulatory regime, which may become more strictly regulated if the market grows. Any failure or delay in obtaining necessary approvals could harm our business.

We may acquire or make investments in companies or technologies that could cause loss of value to stockholders and disruption of business.

We may explore opportunities to acquire companies or technologies in the future. Other than the acquisition of Conductus, Inc. in 2002 and our minority investment in Resonant LLC in 2012, we have not made any such acquisitions or investments to date and, therefore, our ability as an organization to make acquisitions or investments is unproven. An acquisition entails many risks, any of which could adversely affect our business, including:

•	failure to integrate operations, services and personnel;

•	the price paid may exceed the value eventually realized;

•	loss of share value to existing stockholders as a result of issuing equity securities to finance an acquisition;

•	potential loss of key employees from either our then current business or any acquired business;

•	entering into markets in which we have little or no prior experience;

•	diversion of financial resources and management’s attention from other business concerns;

•	assumption of unanticipated liabilities related to the acquired assets; and

•	the business or technologies acquired or invested in may have limited operating histories and may be subjected to many of the same risks to which we are exposed.

In addition, future acquisitions may result in potentially dilutive issuances of equity securities, or the incurrence of debt, contingent liabilities or amortization expenses or charges related to goodwill or other intangible assets, any of which could harm our business. As a result, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed.

If we are unable to implement appropriate controls and procedures to manage our potential growth, we may not be able to successfully offer our products and implement our business plan.

Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. Growth in future operations would place a significant strain on management systems and resources. We expect that we would need to improve our financial and managerial controls, reporting systems and procedures, and would need to expand, train and manage our work force worldwide. Furthermore, we expect that we would be required to manage multiple relationships with various customers and other third parties.

Compliance with environmental regulations could be especially costly due to the hazardous materials used in the manufacturing process. In addition, we could incur expenditures related to hazardous material accidents.

We are subject to a number of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our business. Current or future laws and regulations could require substantial expenditures for preventative or remedial action, reduction of chemical exposure, waste treatment or disposal. Any failure to comply with present or future regulations could result in fines being imposed, suspension of production or interruption of operations. In addition, these regulations could restrict our ability to expand or could require us to acquire costly equipment or incur other significant expense to comply with environmental regulations or to clean up prior discharges.

In addition, although we believe that our safety procedures for the handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, there is always the risk of accidental contamination or injury from these materials. To date, we have not incurred substantial expenditures for preventive action with respect to hazardous materials or for remedial action with respect to any hazardous materials accident, but the use and disposal of hazardous materials involves risk that we could incur substantial expenditures for such preventive or remedial actions. If such an accident were to occur, we could be held liable for resulting damages. The liability in the event of an accident or the costs of such remedial actions could exceed our resources or otherwise have a material adverse effect on our financial condition, results of operations or cash flows.

The reliability of market data included in our public filings is uncertain.

Since we operate in a rapidly changing market, we have in the past, and may from time to time in the future, include market data from industry publications and our own internal estimates in some of the documents we file with the SEC. The reliability of this data cannot be assured. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe that the market data used in our filings with the Securities and Exchange Commission is and will be reliable, it has not been independently verified. Similarly, internal company estimates, while believed by us to be reliable, have not been verified by any independent sources.

Our international operations expose us to certain risks.

In 2007, we formed a joint venture with Hunchun Baoli Communication Co. Ltd. (“BAOLI”) to manufacture and sell our SuperLink interference elimination solution in China. In additional to facing many of the risks faced by our domestic business, if that joint venture or any other international operation we may have is to be successful, we (together with any joint venture partner) must recruit the necessary personnel and develop the facilities needed to manufacture and sell the products involved, learn about the local market (which may be significantly different from our domestic market), build brand awareness among potential customers and compete successfully with local organizations with greater market knowledge and potentially greater resources than we have. We must also obtain a number of critical governmental approvals from both the United States and the local country governments on a timely basis, including those related to any transfers of our technology. We must establish sufficient controls on any foreign operations to ensure that those operations are operated in accordance with our interests, that our intellectual property is protected and that our involvement does not inadvertently create potential competitors. There can be no assurance that these conditions will be met. Even if they are met, the process of building our international operations could divert financial resources and management attention from other business concerns. Finally, our international operations will also be subject to the general risks of international operations, such as:

•	changes in exchange rates;

•	international political and economic conditions;

•	changes in government regulation in various countries;

•	trade barriers;

•	adverse tax consequences; and

•	costs associated with expansion into new territories.

Risks Related to the Offering

Our stock price is volatile.

The market price of our common stock has been, and we expect will continue to be, subject to significant volatility. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

•	our perceived prospects and liquidity;

•	progress or any lack of progress (or perceptions related to progress) in timely overcoming the remaining substantial technical and commercial challenges related to our HTS wire initiative;

•	variations in our operating results and whether we have achieved key business targets;

•	changes in, or our failure to meet, earnings estimates;

•	changes in securities analysts’ buy/sell recommendations;

•	differences between our reported results and those expected by investors and securities analysts;

•	announcements of new contracts by us or our competitors;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

•	general economic, political or stock market conditions.

Recent events have caused stock prices for many companies, including ours, to fluctuate in ways unrelated or disproportionate to their operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future.

We have a significant number of outstanding warrants and options, and future sales of the shares obtained upon exercise of these options or warrants could adversely affect the market price of our common stock.

As of March 30, 2013, we had outstanding options exercisable for an aggregate of 137,534 shares of common stock at a weighted average exercise price of $35.56 per share and warrants to purchase up to 443,409 shares of our common stock at a weighted average exercise price of $15.58 per share. We have registered the issuance of all the shares issuable upon exercise of the options and warrants, and they will be freely tradable by the exercising party upon issuance. The holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale. As our stock price rises, the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of our common stock to decline.

We also have an aggregate of 536,520 shares of our Series A Convertible Preferred Stock, or Series A Preferred Stock, outstanding which can be converted (under certain conditions) into an additional 447,100 shares of our common stock so long as the number of shares of our common stock beneficially owned by BAOLI and its affiliates following such conversion does not exceed 9.9% of our outstanding common stock. All of these shares are “restricted securities” as defined under Rule 144 under the Securities Act. See the section in the accompanying prospectus entitled “Description of Capital Stock – Preferred Stock.”

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Our corporate governance structure may prevent our acquisition by another company at a premium over the public trading price of our shares.

It is possible that the acquisition of a majority of our outstanding voting stock by another company could result in our stockholders receiving a premium over the public trading price for our shares. Provisions of our restated certificate of incorporation and bylaws, each as amended, and of Delaware corporate law could delay or make more difficult an acquisition of our company by merger, tender offer or proxy contest, even if it would create an immediate benefit to our stockholders. For example, our restated certificate of incorporation does not permit stockholders to act by written consent, and our bylaws generally require ninety days advance notice of any matters to be brought before the stockholders at an annual or special meeting.

In addition, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the terms, rights and preferences of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. At March 30, 2013, 1,388,477 shares of preferred stock remained unissued. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred stock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock, even at a premium over our public trading price.

Further, our certificate of incorporation also provides for a classified board of directors with directors divided into three classes serving staggered terms. These provisions may have the effect of delaying or preventing a change in control of us without action by our stockholders and, therefore, could adversely affect the price of our stock or the possibility of sale of shares to an acquiring person. See the section in the accompanying prospectus entitled “Description of Capital Stock – Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents.”

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.

There is no public market for the warrants to purchase shares of our common stock being offered by us in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including the NASDAQ Capital Market. Without an active market, the liquidity of the warrants will be limited.

You will experience immediate dilution in the book value per share of common stock as a result of this offering.

Investors in this offering will experience immediate dilution in their net tangible book value per share to the extent of the difference between the public offering price per share of common stock and the “adjusted” net tangible book value per share after giving effect to the offering. Our net tangible book value as of March 30, 2013 was approximately $7.2 million, or $1.71 per share of our common stock based on 4,237,457 shares outstanding. Assuming that we issue $12,000,000 of common stock and pre-funded warrants at an assumed offering price of $2.65 per share, the closing price of our common stock on the NASDAQ Capital Market on July 31, 2013, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of March 30, 2013, would have been approximately $18.1 million, or $2.07 per share of our common stock. This calculation excludes the proceeds, if any, from the exercise of the warrants issued in this offering. This amount represents an increase in net tangible book value of $0.36 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.58 per share to investors in this offering. These amounts do not take into account the potential material decrease in our net book value related to any warrant derivative liability we record related to the warrants issued in this offering. See “—We may record a material warrant derivative liability, which could impact our ability to remain listed on The NASDAQ Capital Market.” See the section entitled “Dilution” below.

We may record a material warrant derivative liability, which could impact our ability to remain listed on the NASDAQ Capital Market

The price-based anti-dilution feature of the warrants (other than the pre-funded warrants) issued in this offering may create a warrant derivative liability that we would have to record in our financial statements. Similarly, a separate feature in the warrants (other than the pre-funded warrants) requires that, in connection with certain fundamental transactions (such as a sale of the Company in an all-cash transaction), a warrant holder has the option to require the Company to pay the holder cash in an amount equal to the value of the warrant determined under the Black-Scholes option pricing model. We have not yet finalized the accounting for the issuance of such warrants and while we believe it is likely that we will record a warrant derivative liability that would be material in amount, we cannot at this time determine the extent of such liability. Further, such warrant derivative liability and our net loss would likely increase and our stockholders’ equity would decrease if our stock price increases. The continued listing standards of the NASDAQ Capital Market on which our stock is listed require, among other things, that we maintain at least $2.5 million in stockholders’ equity. Although the potential warrant derivative liability is not settled in cash, it would still reduce our stockholders’ equity for purposes of this continued listing requirement and financial reporting purposes generally. Any warrant derivative liability, and particularly a large liability, will make it more difficult for us to maintain the minimum equity required for the NASDAQ Capital Market. As we continue to execute our business plan our total assets are, at least in the near term, likely to decline. Unless we are able to maintain or increase our total assets, the presence of a large warrant derivative liability will reduce our stockholders’ equity over time. The warrant derivative liability will be adjusted to fair value at each reporting period (quarterly and annual basis), and could increase or decrease significantly on a periodic basis. However, assuming that the fair value of any warrant derivative liability is and remains material, then without any offsetting increase to our stockholders’ equity, we estimate we could be close to, or below, the Nasdaq Capital Market minimum listing standard by the first or second quarter of 2014, and earlier if our stock price were to increase significantly before that time. Failure to remain listed on the NASDAQ Capital Market could have a material adverse effect on the value and liquidity of our common stock and our warrants.

Additional Risks Related to our Business, Industry and an Investment in our Common Stock

For a discussion of additional risks associated with our business, our industry and an investment in our common stock, see the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the SEC on March 8, 2013, as well as the disclosures contained in documents filed by us thereafter pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated by reference into, and deemed to be a part of, this prospectus.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of our common stock and warrants that we are offering to be approximately $10.9 million, after deduction of underwriting discounts and commissions and estimated expenses payable by us, as described in the section titled “Underwriting” on page 31.

We currently intend to use the net proceeds of this offering for working capital and general corporate purposes. General corporate purposes may include repayment of debt and capital expenditures. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of our common stock securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization, each as of March 30, 2013, and as adjusted to give effect to the sale of our common stock and pre-funded warrants offered hereby and the use of proceeds, as described in the section entitled “Use of Proceeds.”

	As of March 30, 2013
	Actual	As Adjusted(1)(2)(3)
	(Dollars in thousands, except per share data)
Cash and cash equivalents	$1,656	$12,556

Total Liabilities	$1,902	$1,902

Total stockholders’ equity
Preferred stock, authorized 2,000,000 shares, $0.001 par value per share; Series A Preferred Stock issued and outstanding 536,520	$1	$1
Common stock, authorized 250,000,000 shares, $0.001 par value; issued and outstanding 4,237,457, actual; issued and outstanding shares, as adjusted	4	9
Additional paid in capital	272,397	283,292
Retained earnings (accumulated deficit)	(264,352)	(264,352)
Total stockholders’ equity	$8,050	$18,950

Total Capitalization	$9,952	$20,852

(1)	Assumes that $12,000,000 of our common stock and pre-funded warrants are sold in this offering at an assumed offering price of $2.65 per share, the closing price of our common stock on the NASDAQ Capital Market on July 31, 2013, and that the net proceeds thereof are approximately $10.9 million after deducting underwriting discounts and commissions and our estimated expenses.
(2)	Does not include the shares of common stock that may be issued under the Term A and Term B warrants to be issued in this offering.
(3)	The price-based anti-dilution feature of the warrants (other than the pre-funded warrants) issued in this offering may create a warrant derivative liability that we would have to record in our financial statements. We have not yet finalized the accounting for the issuance of such warrants and while we believe it is likely that we will record a warrant derivative liability and that it would be material in amount, we cannot at this time determine the extent of such liability. The total liabilities shown in this column do not give any effect to such potentially material warrant derivative liabilities. Our total liabilities may be materially higher and our total capitalization and stockholders’ equity materially lower as a result of the likely warrant derivative liability we record in connection with the warrants issued in this offering. See “Risk Factors—We may record a material warrant derivative liability, which could impact our ability to remain listed on the NASDAQ Capital Market.”

DILUTION

Our net tangible book value as of March 30, 2013 was approximately $7.2 million, or $1.71 per share of our common stock. Our net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on March 30, 2013. Assuming that we issue $12,000,000 of common stock and pre-funded warrants at an assumed offering price of $2.65 per share, the closing price of our common stock on the NASDAQ Capital Market on July 31, 2013, and after deducting the commissions and estimated offering expenses payable by us, our net tangible book value as of March 30, 2013 would have been approximately $18.1 million, or $2.07 per share of our common stock. This calculation excludes the proceeds, if any, from the exercise of warrants issued in this offering. This amount represents an immediate increase in net tangible book value of $0.36 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.58 per share to new investors purchasing shares of our common stock in this offering.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per share of our common stock. The following table illustrates the dilution in net tangible book value per share to new investors:

Assumed public offering price per share		$2.65
Net tangible book value per share as of March 30, 2013	$1.71
Increase per share attributable to new investors	$0.36

Adjusted net tangible book value per share after this offering		$2.07

Dilution in net tangible book value per share to new investors		$0.58

The price-based anti-dilution feature of the warrants issued in this offering may create a warrant derivative liability that we would have to record in our financial statements. We have not yet finalized the accounting for the issuance of such warrants and while we believe it is likely that we will record a warrant derivative liability and that it would be material in amount, we cannot at this time determine the extent of such liability. The total liabilities amount used to determine our net tangible book value per share amounts shown in the table above do not give any effect to such potentially material warrant derivative liabilities. Our total liabilities may be materially higher and our net tangible book value per share and stockholders’ equity may be materially lower as a result of the likely warrant derivative liability we record in connection with the warrants (other than the pre-funded warrants) issued in this offering. See “Risk Factors—We may record a material warrant derivative liability, which could impact our ability to remain listed on the NASDAQ Capital Market.”

If any shares of common stock are issued upon exercise of outstanding options or warrants, including the warrants issued in this offering, you may experience further dilution.

The information above is based on 4,237,457 shares outstanding as of March 30, 2013 and excludes the shares of common stock that may be issued under the Term A and Term B warrants to be issued in this offering and also the following:

•

447,100 shares of our common stock issuable upon conversion of the 536,520 shares of outstanding Series A Convertible Preferred Stock, or Series A Preferred Stock (the conversion of our Series A Preferred Stock is subject to certain limitations. See “Description of Capital Stock – Preferred Stock – Series A Convertible Preferred Stock” on page 27 of this prospectus);

•	137,534 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $35.56 per share; and

•	443,409 shares of our common stock issuable upon exercise of warrants at a weighted average exercise price of $15.58 per share.

PRICE RANGE OF COMMON STOCK

Our common stock is listed and traded on the NASDAQ Capital Market under the symbol “SCON.” The following table sets forth, for the quarters shown, the range of high and low sales prices of our common stock on the NASDAQ Capital Market (as adjusted, for periods prior to March 11, 2013, for the Reverse Stock Split completed on such date).

Quarter Ended	High	Low
2013
Quarter ended September 28, 2013 (through July 31, 2013)	$3.88	$2.53
Quarter ended June 29, 2013	$5.70	$2.30
Quarter ended March 30, 2013	$4.32	$1.92
2012
Quarter ended December 31, 2012	$6.72	$3.00
Quarter ended September 29, 2012	$10.56	$5.04
Quarter ended June 30, 2012	$9.96	$7.32
Quarter ended March 31, 2012	$21.24	$7.80
2011
Quarter ended December 31, 2011	$20.52	$13.08
Quarter ended October 1, 2011	$29.40	$17.40
Quarter ended July 2, 2011	$44.52	$23.52
Quarter ended April 2, 2011	$50.28	$17.52

As of June 29, 2013 we had approximately 4,751,284 shares of common stock outstanding, held by approximately 7,200 stockholders, including stockholders of record and beneficial owners. The last reported sales price of our common stock on the NASDAQ Capital Market on July 31, 2013 was $2.65 per share.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our restated certificate of incorporation, as amended, or our certificate of incorporation, and our restated bylaws, or our bylaws, copies of which have been filed with the SEC and are also available upon request from us, and by the General Corporation Law of the State of Delaware.

Authorized Capitalization

We have 252,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 250,000,000 shares of common stock and 2,000,000 shares of preferred stock, of which 706,829 have been designated as Series A Convertible Preferred Stock, par value $0.001 per share, or Series A Preferred Stock. As of March 30, 2013, we had 4,237,457 shares of common stock and 536,520 shares of Series A Preferred Stock outstanding. Our authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

On March 11, 2013, we effected a 1-for-12 reverse stock split of our common stock, or the Reverse Stock Split. As a result of the Reverse Stock Split, every twelve shares of our pre-Reverse Stock Split common stock were combined and reclassified into one share of our common stock.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets that are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus and the shares of common stock underlying the warrants offered by this prospectus will be fully paid and non-assessable.

Our common stock is listed on the NASDAQ Capital Stock Market under the symbol “SCON.” The transfer agent and registrar for our common stock is Registrar & Transfer Company. Its address is 10 Commerce Drive, Cranford, NJ 07016, and its telephone number is (800) 866-1340.

Preferred Stock

Our certificate of incorporation permits us to issue up to 2,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. We currently have 706,829 shares of preferred stock designated as Series A Preferred Stock, of which, as of March 30, 2013, 536,520 shares were outstanding.

Subject to the limitations prescribed in our certificate of incorporation and under Delaware law, our certificate of incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. The issuance of preferred stock could adversely affect the rights of holders of our common stock, including with respect to voting, dividends and liquidation and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. Such issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.

Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority of our common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.

Series A Convertible Preferred Stock

In October 2007, in connection with entering into an amended investment agreement with Hunchun BaoLi Communication Co. Ltd., or BAOLI, our board of directors authorized the designation and issuance of 706,829 shares of Series A Preferred Stock. The terms of the investment agreement were subsequently amended and, in February 2008, we issued to BAOLI and two related purchasers (collectively, BAOLI), a total of approximately 258,447 shares of our common stock and 611,523 shares of our Series A Preferred Stock (convertible under certain conditions into approximately 509,602 shares of our common stock).

Subject to the terms and conditions of our Series A Preferred Stock and to customary adjustments to the conversion rate, each share of our Series A Preferred Stock is convertible into ten shares of our common stock so long as the number of shares of our common stock beneficially owned by BAOLI following such conversion does not exceed 9.9% of our outstanding common stock. Except for a preference on liquidation of $0.01 per share, each share of Series A Preferred Stock is the economic equivalent of the ten shares of common stock into which it is convertible. Except as required by law, the Series A Preferred Stock will not have any voting rights. For a complete description of the terms of the Series A Preferred Stock, please see the certificate of designations, which is incorporated by reference into the registration statement of which this prospectus is a part.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Classified Board of Directors. Pursuant to our certificate of incorporation, the number of directors is fixed by our board of directors. Our directors are divided into three classes, each class to serve a three-year term and to consist as nearly as possible of one-third of the total number of directors. Pursuant to our bylaws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

No Stockholder Action by Written Consent. Our bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a majority of the entire board of directors or the president. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given. In addition, our certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

Change in Control Agreements. A number of our executives have agreements with us that entitle them to payments in certain circumstances following a change in control.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering $12,000,000 of shares of our common stock and pre-funded warrants to purchase shares of our common stock. Each share of common stock or pre-funded warrant is being sold together with a Term A warrant to purchase one share of our common stock at an exercise price of $         per share and a Term B warrant to purchase one-half of a share of our common stock at an exercise price of $         per share. The shares of common stock and warrants are immediately separable and will be issued separately in this offering.

Common Stock

The material terms of our common stock and our other capital stock are described in the section of this prospectus entitled “Description of Capital Stock” beginning on page 26 of this prospectus.

Warrants to Purchase Common Stock

The material terms of the pre-funded warrants and Term A and Term B warrants to be issued are summarized below. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of the form of warrant filed as an exhibit to the registration statement of which this prospectus is a part.

The pre-funded warrants will have an initial exercise price of $0.01 per share and the Term A and Term B warrants to be issued with each share of our common stock and pre-funded warrant offered will have an initial exercise price of $         per share. Each warrant will be exercisable from their date of issuance and at any time up to the date that is five years after their original date of issuance in the case of the pre-funded warrants, five years after their original date of issuance in the case of the Term A warrants and two years after their original issuance in the case of the Term B warrants. A warrant may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of common stock then outstanding (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon not less than 61 days prior notice provided that such limitation cannot exceed 9.99%).

The warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise.

The exercise price of the warrants is subject to adjustment in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including voting right, however, the holders of the warrants will have certain rights to participate in distributions or dividends paid on our common stock to the extent set forth in the warrants.

We do not plan on applying to list any of the warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

Terms specific to the Term A and Term B Warrants. The Term A and Term B warrants contain a price-based anti-dilution adjustment mechanism which provides that if we sell shares of our common stock or common stock equivalents at an effective per share price less than the then exercise price of such warrants, that the exercise price of the Term A and Term B warrants will be reset to such lower price. This feature will terminate when the volume-weighted average price of our common stock as reported by our principal trading market exceeds 300% of the then exercise price of the warrant for thirty consecutive trading days and does not apply to certain exempt issuances, including, in certain circumstances, issuances under equity incentive plans, securities issued upon exercise or conversion of existing securities or securities issued in connection with acquisitions or strategic transactions.

In addition, the Term A and Term B warrants provide that if, at any time while such warrants are outstanding, we (1) consolidate or merge with or into another corporation, (2) sell all or substantially all of our assets or (3) are subject to or complete a tender or exchange offer pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (4) effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of common stock (each, a “Fundamental Transaction”), then the holder of such warrants shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. Any successor to us or surviving entity shall assume the obligations under the warrant. In the event of a Fundamental Transactions that is an all cash transaction, a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or a Fundamental Transaction involving a person or entity not traded on a national securities exchange, the holders of the warrants will be entitled to receive, in lieu of our common stock and at the holders’ option, cash in an amount equal to the value of the remaining unexercised portion of the warrant on the date of the transaction determined using Black-Scholes option pricing model with an expected volatility equal to the greater of 100% and the 100-day historical price volatility obtained by Bloomberg L.P. as of the trading day immediately following the public announcement of the transaction.

The provisions of the Term A and Term B warrants may be amended as a single class if the Company has obtained the written consent of holders representing not less than a majority of shares of our common stock then exercisable under the Term A and B warrants collectively (in which case such amendments shall be binding on all holders of Term A and Term B warrants). However, the number of shares of our common stock exercisable, the exercise price or the exercise period may not be amended without the written consent of the holder of each such warrant.

UNDERWRITING

We have entered into an underwriting agreement, dated                     , 2013, with Ladenburg Thalmann & Co. Inc., who we refer to as the “underwriter.” The underwriting agreement provides for the purchase of a specific number of shares of common stock, pre-funded warrants and warrants to purchase common stock by the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase the number of our securities set forth opposite its name below

Underwriter	Shares of Common Stock	Pre-funded Warrants	Term A Warrants	Term B Warrants
Ladenburg Thalmann & Co. Inc.

Total

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriter that it proposes to offer the common stock, pre-funded warrants and Term A and Term B warrants to purchase common stock directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares of our common stock and pre-funded warrants sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $         per share. The underwriter may allow, and these selected dealers may re-allow, a concession of not more than $         per share to other brokers and dealers.

The underwriting agreement provides that the underwriter’s obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement. The underwriter is obligated to purchase and pay for all of the common stock, pre-funded warrants and Term A and Term B warrants to purchase common stock offered by this prospectus.

No action has been taken by us or the underwriter that would permit a public offering of the common stock, pre-funded warrants and Term A and Term B warrants to purchase common stock included in this offering in any jurisdiction where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the common stock, pre-funded warrants and Term A and Term B warrants to purchase common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of the common stock, pre-funded warrants and Term A and Term B warrants to purchase common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the common stock, pre-funded warrants and Term A and Term B warrants to purchase common stock in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

Underwriting discount and expenses

The following table summarizes the underwriting discount and expenses to be paid to the underwriter by us.

	Per Share	Per Pre- Funded Warrant	Per Term A and Term B Warrant	Total
Public offering price	$	$	$	$
Underwriting discount to be paid to the underwriter by us	$	$	$	$

Proceeds to us (before expenses) (1)	$	$	$	$

(1)	We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $ .

The underwriting discount of 8% is subject to a reduction to equal 5% with respect to securities we are offering which are sold to certain existing stockholders of the company, as set forth in the underwriting agreement.

In addition to the underwriting discount to be paid by us, we have agreed to reimburse the underwriter for certain of its out-of-pocket expenses incurred in connection with this offering, including road show costs and expenses incurred in connection with this offering, and the disbursements for the fees and expenses of underwriter’s counsel, subject to a total expense reimbursement cap of $75,000 and subject to compliance with FINRA Rule 5110(f)(2)(D).

We also agreed to grant compensation warrants to the underwriter to purchase an aggregate number of shares of common stock equal to 3.0% of the number of shares of our common stock and pre-funded warrants sold to purchasers in this offering (other than with respect to such securities sold to existing stockholders of the Company, as set forth in the underwriting agreement, for which the underwriter will not receive any compensation warrants), or the Compensation Warrants. No Compensation Warrants will be issued with respect to the Term A and Term B warrants sold with each share of common stock or pre-funded warrant sold in this offering. The Compensation Warrants will have the same terms as the Term A and Term B warrants sold pursuant to this prospectus with each share of common stock or pre-funded warrant except that the Compensation Warrants will have no anti-dilution or Black-Scholes valuation provisions, will have an exercise price equal to $         (125% of the public offering price per share of common stock sold in this offering) and will be exercisable for a period of three years commencing on the date that is the effective date of the registration statement. In addition, pursuant to FINRA Rule 5110(g), neither the Compensation Warrants nor any warrant shares issued upon exercise of the Compensation Warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

•	by operation of law or by reason of reorganization of the Company;

•

to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction for the remainder of the time period;

•	if the aggregate amount of securities of the Company held by the holder of the Compensation Warrants or related person do not exceed 1% of the securities being offered;

•

that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction for the remainder of the time period.

The securities we are offering are being offered by the underwriter subject to certain conditions specified in the underwriting agreement.

Other Relationships

Upon completion of this offering and contingent upon this offering raising at least $12 million, we have granted the underwriter a right of first refusal under certain circumstances to act as lead or co-lead underwriter or placement agent in connection with any subsequent public or private offering of equity securities or other capital markets financing by us. This right of first refusal extends for one year from the date of this offering. The terms of any such engagement of the underwriter will be determined by separate agreement.

The underwriter has performed investment banking services for us in the past, for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services.

Determination of offering price

The public offering price of the securities we are offering and the exercise price and other terms of the warrants were negotiated between us and the underwriter, based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering and the exercise price and other terms of the warrants include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

Our officers and directors have agreed with the underwriter to be subject to a lock-up period of 60 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not to offer for sale, contract to sell, sell, distribute, grant any option, right to warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for     days following the date of this prospectus, although we will be permitted to issue stock options to directors, officers, employees and consultants under our existing plans. The 60 day lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The underwriter may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar & Transfer Company.

Stabilization, short positions and penalty bids

The underwriter may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

•

Over-allotment involves sales by the underwriter of securities in excess of the number of securities the underwriter is obligated to purchase, which creates a syndicate short position. The underwriter may close out any short position by purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make with respect to any of these liabilities.

LEGAL MATTERS

Certain legal matters relating to the validity of our securities offered by this prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California. Ellenoff Grossman & Schole, LLP, New York, New York, is counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements of Superconductor Technologies Inc., incorporated in this prospectus by reference to the 2012 Annual Report on Form 10-K of Superconductor Technologies Inc., as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, have been so incorporated in reliance on the report (which contains an explanatory paragraph that raises substantial doubt about the Company’s ability to continue as a going concern) of Marcum LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.suptech.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement of which this prospectus is a part for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 8, 2013, as amended by Amendment No. 1 to our Annual Report on Form 10-K filed with the SEC on April 4, 2013;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2013, as filed with the SEC on May 10, 2013;

•	Our Definitive Proxy Statement on Schedule 14A as filed with the SEC on February 5, 2013; and

•	Our Current Reports on Form 8-K filed with the SEC on March 14, 2013 and April 30, 2013.

These documents contain important information about us, our business and our financial condition. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Superconductor Technologies Inc.

460 Ward Drive

Santa Barbara, CA 93111-2310

(805) 690-4500

$12,000,000 of Common Stock

Warrants to Purchase Common Stock

(                 shares of Common Stock Underlying the Warrants)

PROSPECTUS

Ladenburg Thalmann & Co. Inc.

                , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$6,138
FINRA filing fee	7,250
Printing and engraving expenses	25,000
Legal fees and expenses	125,000
Accounting fees and expenses	20,000
Transfer Agent Fees	1,000
Miscellaneous fees and expenses	612

Total	$185,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, or the Delaware Law, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

We may from time to time be subject to Section 2115 of the California Corporations Code, or the California Code, according to which Section 317 of the California Code applies to the indemnification of our officers and directors. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors, (iii) in a case of stockholders approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstances to appoint counsel to undertake such determination.

Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. The limitation of liability contained in our restated certificate of incorporation, as amended, and the indemnification provision included in our amended and restated bylaws, as amended, are consistent with Delaware Law Sections 102(b)(7) and 145 and California Code Section 317. We have purchased directors and officers liability insurance.

Section 145 of the Delaware Law authorizes court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, we have entered into indemnification agreements with our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to such provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 16.	EXHIBITS

(a)	Exhibits. The exhibits are incorporated by reference from the Exhibit Index attached hereto.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede of modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 2nd day of August, 2013.

SUPERCONDUCTOR TECHNOLOGIES INC.

By:	/s/ Jeffrey A. Quiram
Jeffrey A. Quiram President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey A. Quiram Jeffrey A. Quiram	President, Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2013

/s/ William J. Buchanan William J. Buchanan	Chief Financial Officer (Principal Accounting Officer) (Principal Financial Officer)	August 2, 2013

* David W. Vellequette	Director	August 2, 2013

* Lynn J. Davis	Director	August 2, 2013

* Martin A. Kaplan	Chairman of the Board	August 2, 2013

*By	/s/ Jeffrey A. Quiram	August 2, 2013
Jeffrey A. Quiram Attorney-in-fact

S-1

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

1.1	Form of Underwriting Agreement. ❖

3.1	Restated Certificate of Incorporation of Registrant as amended through March 1, 2006. (15)

3.2	Amendment to Restated Certificate of Incorporation of Registrant as amended through March 11, 2013. (25)

3.3	Amended and Restated Bylaws of Registrant. (15)

3.4	Amendment adopted March 29, 2010 to Amended and Restated Bylaws of Registrant. (16)

4.1	Form of Common Stock Certificate. (14)

4.2	Certificate of Designations of Registrant of Series A Convertible Preferred Stock of Registrant filed November 13, 2007. (13)

4.4	Form of Warrant to Purchase Common Stock issued by Registrant on February 22, 2012. (18)

4.5	Form of Warrant to Purchase Common Stock issued by Registrant on November 20, 2012. (22)

4.6	Form of Warrant to Purchase Common Stock issued by Registrant on December 18, 2012. (23)

4.7	Forms of Series A and Series B Warrants to Purchase Common Stock issued by Registrant on April 26, 2013. (23)

4.8	Form of Pre-funded Warrant to Purchase Common Stock. ❖

4.9	Form of Term A and Term B Warrant to Purchase Common Stock. ❖

4.10	Form of Warrant to be issued to the Underwriter. *

5.1	Opinion of Manatt, Phelps & Phillips, LLP regarding the validity of the common stock being registered. ❖

10.1	Form of Change in Control Agreement dated March 28, 2003. (2)***

10.2	Form of Amendment No. 1 to Change in Control Agreement dated as of May 24, 2005. (8)***

10.3	Form of Amendment No. 2 to Change in Control Agreement dated as of December 31, 2006. (10)***

10.4	Patent License Agreement by and between Registrant and Lucent Technologies GRL LLC. (3)**

10.5	License Agreement between Registrant and Sunpower dated May 2, 2005. (4)**

10.6	Employment Agreement between Registrant and Jeffrey Quiram dated as of February 14, 2005. (5)***

10.7	Stock Option Grant and 2003 Equity Incentive Plan Option Agreement between Registrant and Jeffrey Quiram dated February 14, 2005. (5)***

10.8	Amendment to Employment Agreement between Registrant and Jeffrey Quiram dated as of December 31, 2006. (10)***

10.9	2003 Equity Incentive Plan As Amended May 25, 2005. (7)***

10.10	Form of Notice of Grant of Stock Options and Option Agreement for 2003 Equity Incentive Plan. (5)***

10.11	Management Incentive Plan (July 24, 2006). (9)***

10.12	Compensation Policy for Non-Employee Directors dated March 18, 2005. (6)***

10.13	Form of Director and Officer Indemnification Agreement. (8)***

10.14	Lease Agreement between the Registrant and 1200 Enterprises LLC dated as of June 1, 2001. (1)

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

10.15	First Amendment to Lease between Registrant and 1200 Enterprises LLC dated October 1, 2007. (17)

10.16	Second Amendment to Lease Agreement between the Registrant and 1200 Enterprises LLC dated January 19, 2009. (15)

10.17	Third Amendment to Lease between the Registrant and 1200 Enterprises LLC dated October 26, 2011. (20)

10.18	Lease Agreement between the Registrant and Prologis Texas III LLC dated December 5, 2011. (19)

10.19	First Amendment to Lease Agreement between the Registrant and Prologis Texas III LLC dated August 23, 2012. (21)

10.20	Agreement between Registrant and Hunchun BaoLi Communication Co., Ltd. (“BAOLI”) dated August 17, 2007. (11)

10.21	First Amendment to Agreement between Registrant and BAOLI dated November 1, 2007. (12)

10.22	Second Amendment to Agreement between Registrant and BAOLI dated January 7, 2008. (12)

10.23	Framework Agreement between Registrant and BAOLI dated November 8, 2007. (12)

10.24	Sino-Foreign Equity Joint Venture Contract between Superconductor Investments (Mauritius) Limited and BAOLI dated December 8, 2007 (Exhibit A to Framework Agreement with BAOLI). (12)

10.25	Form of Technology and Trademark License Agreement between Superconductor Investments (Mauritius) Limited, Registrant and BAOLI (Exhibit B to Framework Agreement). (12)

10.26	Consulting agreement between Registrant and John Lockton dated May 5, 2012. (20)

10.27	Consulting agreement between Registrant and Dennis Horowitz dated May 6, 2012. (20)

21	List of Subsidiaries. (24)

23.1	Consent of Marcum, LLP, Independent Registered Public Accounting Firm.❖

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).❖

24.1	Powers of Attorney (included in the signature pages to the Registration Statement).

(1)	Incorporated by reference from Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2002.
(2)	Incorporated by reference from Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2003.
(3)	Incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 11, 2004.
(4)	Incorporated by reference from Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2004, filed November 10, 2004.
(5)	Incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004.
(6)	Incorporated by reference from Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2005, filed May 6, 2005.
(7)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed May 27, 2005.
(8)	Incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.
(9)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed July 28, 2006.
(10)	Incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006.

(11)	Incorporated by reference from Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2007.
(12)	Incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007.
(13)	Incorporated by reference from Registrant’s Current Report on Form 8-K/A filed February 25, 2008.
(14)	Incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.
(15)	Incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009.
(16)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed April 2, 2010.
(17)	Incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed March 21, 2011.
(18)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed February 22, 2012.
(19)	Incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed March 30, 2012.
(20)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed May 10, 2012.
(21)	Incorporated by reference from Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2012, filed November 9, 2012.
(22)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed November 27, 2012.
(23)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed December 19, 2012.
(24)	Incorporated by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed March 8, 2013.
(25)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed March 14, 2013.
(26)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed April 30, 2013.
❖	Filed herewith.
*	Previously filed.
**	Confidential treatment has been previously granted for certain portions of these exhibits.
***	This exhibit is a management contract or compensatory plan or arrangement.